Exhibit 10.14
AMENDMENT NO. 1 TO THE
COMMUNITY HEALTH SYSTEMS, INC.
2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN
THIS AMENDMENT NO. 1 TO THE COMMUNITY HEALTH SYSTEMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN, dated as of December 8, 2010 (the “Amendment”), amends the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, amended and restated as of March 24, 2009 (the “Plan”).
     Unless otherwise defined in this Amendment, capitalized terms shall have the meanings assigned to such terms in the Plan.
1.	The Plan is hereby amended as follows:

The text of Section 5.7 of the Plan is hereby deleted in its entirety and the following text is substituted in its place:

Except as provided in Section 5.8, no Award shall be paid to a Participant who is not employed by the Company on the last day of the Fiscal Year for which an Award is to be or was earned.

The text of Section 5.9 of the Plan is hereby deleted in its entirety and the following text is substituted in its place:

Notwithstanding anything contained in the Plan to the contrary, the Plan Administrator, or in the case of a Covered Employee, the Committee, in its sole discretion may reduce any Award whose Performance Objectives are based on one or more of the “qualitative performance criteria” listed in Section 4.4(2) for any Participant to any amount, including zero, prior to the end of the Fiscal Year for which such Award is earned.

2.	Except as amended hereby, the Plan shall remain unmodified and in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the 8th day of December, 2010, being the date the Amendment was approved and adopted by the Board of Directors.

COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ W. Larry Cash
Name:	W. Larry Cash
Title:	Executive Vice President & Chief Financial Officer